Exhibit 2(a)(vi)

WRITTEN INSTRUMENT AMENDING

THE AGREEMENT AND DECLARATION OF TRUST

OF

ING PRIME RATE TRUST

This Amendment to the Agreement and Declaration of Trust (“Declaration”) of ING Prime Rate Trust (the “Trust”), is made this 23rd day of January, 2014 by the parties signatory hereto, as Trustees of the Trust (the “Trustees”).

WITNESSETH

WHEREAS, the Declaration of Trust was made on December 2, 1987, and amended on March 26, 1996, October 23, 1998, October 20, 2000, February 20, 2002, and June 11, 2010, and the Trustees now desire to amend the Declaration to change the name of the Trust; and

WHEREAS, Article IX, Section 7 of the Declaration provides that the Trustees may amend the Declaration without the vote or consent of shareholders to change the name of the Trust by an instrument signed by a majority of the Trustees; and

WHEREAS, the Trustees have determined that the following amendment to the Declaration shall not adversely affect the rights of the shareholders of the Trust.

NOW, THEREFORE, the Trustees hereby declare that Article I, Section 1 be amended, effective May 1, 2014 to read as follows:

Section 1.                                           Name.  This Trust shall be known as “Voya Prime Rate Trust”, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

The Trustees hereby agree that this document may be signed in counterparts but treated as one document.

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ING WITNESS WHEREOF, the undersigned have executed this instrument this 23rd day of January, 2014.

/s/ Colleen D. Baldwin	/s/ Russell H. Jones
Colleen D. Baldwin, as Trustee	Russell H. Jones, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Dr. Albert E. DePrince, Jr.	/s/ Joseph E. Obermeyer
Dr. Albert E. DePrince, Jr., as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Peter S. Drotch	/s/ Sheryl K. Pressler
Peter S. Drotch, as Trustee	Sheryl K. Pressler, as Trustee

/s/ J. Michael Earley	/s/ Roger B. Vincent
J. Michael Earley, as Trustee	Roger B. Vincent, as Trustee